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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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The Stanley Works

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March 23, 2005

Dear Fellow Shareholder:

          You are cordially invited to attend the Annual Meeting of shareholders of The Stanley Works (“Stanley” or the “company”) to be held at 9:30 a.m. on April 27, 2005, at the Stanley Center for Learning and Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 (see directions, on page 28 hereof).

          This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other important information about the company that you should be aware of when you vote your shares.

          The Board appreciates and encourages your participation. Whether or not you plan to attend the meeting, it is important that your shares be represented. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR REGISTER YOUR VOTE BY TELEPHONE OR ON THE INTERNET AT YOUR EARLIEST CONVENIENCE.

Very truly yours,
/s/ John F. Lundgren
John F. Lundgren
Chairman and Chief Executive Officer

NOTICE OF
ANNUAL MEETING
OF SHAREHOLDERS

March 23, 2005

To the Shareholders:

The Annual Meeting of shareholders of The Stanley Works will be held at the Stanley Center for Learning and Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 on April 27, 2005, at 9:30 a.m. for the following purposes:

(1)	To elect three directors to the Board of Directors of The Stanley Works.

(2)	To approve Ernst & Young LLP as independent auditors for the year 2005.

(3)	To vote on a shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually.

(4)	To vote on a shareholder proposal regarding provision of non-audit services by independent auditors.

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on February 28, 2005 are entitled to vote at the meeting and any adjournment or postponement thereof.

Bruce H. Beatt Secretary

THE STANLEY WORKS
1000 Stanley Drive
New Britain, Connecticut 06053
Telephone: 860-225-5111

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 27, 2005

GENERAL INFORMATION

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Stanley Works, a Connecticut corporation, to be voted at the 2005 Annual Meeting of shareholders, and any adjournment or postponement thereof (the “Annual Meeting), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. No business may be transacted at the Annual Meeting other than the business specified in the notice of the Annual Meeting, business properly brought before the Annual Meeting at the direction of the Board of Directors, and business properly brought before the Annual Meeting by a shareholder who has given notice to the company’s Secretary that was received after January 24, 2005 and before February 23, 2005. No such notice has been received. Management does not know of any matters to be presented at the Annual Meeting other than the matters described in this proxy statement. If, however, other business is properly presented at the Annual Meeting, the proxy holders named in the accompanying proxy will vote the proxy in accordance with their best judgment.

          This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to shareholders on or about March 23, 2005.

ITEM 1—ELECTION OF DIRECTORS

          At the 2005 Annual Meeting, the shareholders will elect three directors to the Board of Directors. The nominations to the Board of Directors are set forth below. Those elected as directors will serve until the Annual Meeting of shareholders indicated and until the particular director’s successor has been elected and qualified. In the past year, Robert G. Britz and John D. Opie have left the Board of Directors. Mr. Opie continues to serve on an uncompensated basis as Senior Advisor to the Board of Directors.

          The Board of Directors unanimously recommends a vote FOR the nominees. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted, at the discretion of those named as proxies, for a substitute nominee.

          Information Concerning Nominees for Election as Directors

STILLMAN B. BROWN, Managing General Partner, Harcott Associates, since 1987. Formerly, he was Executive Vice President, Corporate Development of United Technologies Corporation where he was chief financial officer from 1979 until 1986. He is a life member of the Board of Regents of the University of Hartford.

Mr. Brown is 71 years old and has been a director since April 1985. He is Chair of the Finance and Pension Committee and a member of the Audit Committee and the Executive Committee.

If elected, Mr. Brown’s term will expire at the 2008 Annual Meeting.

EMMANUEL A. KAMPOURIS, retired, served as Chairman, President and Chief Executive Officer of American Standard Companies, Inc. from 1989 through 1999. He is a director of Horizon Blue Cross and Blue Shield, Smartdisk Corporation, Click Commerce, Inc., and Alticor Inc., the National Endowment for Democracy, and a member of Oxford University’s Council for the School of Management Studies.

Mr. Kampouris is 70 years old and has been a director since October 2001. He is a member of the Corporate Governance Committee and the Compensation and Organization Committee.

If elected, Mr. Kampouris’ term will expire at the 2008 Annual Meeting.

KATHRYN D. WRISTON, trustee of the John A. Hartford Foundation since 1991, the Practicing Law Institute since 1975, and Northwestern Mutual since 1986.

Mrs. Wriston is 66 years old and has been a director since April 1996. She is a member of the Compensation and Organization Committee and the Finance and Pension Committee.

If elected, Mrs. Wriston’s term will expire at the 2008 Annual Meeting.

           Information Concerning Directors Continuing in Office

JOHN G. BREEN, retired, served as Chairman of The Sherwin-Williams Company from April 1980 to April 2000; he had been Chief Executive Officer from 1979 to 1999. He is a director of The Sherwin-Williams Company, Goodyear Tire & Rubber Company, MeadWestvaco Corporation and Armada Funds. He also is a Trustee of John Carroll University.

Mr. Breen is 70 years old and has been a director since July 2000. He is Chair of the Audit Committee and a member of the Executive Committee and the Finance and Pension Committee.

Mr. Breen’s term will expire at the 2007 Annual Meeting.

VIRGIS W. COLBERT, Executive Vice President, Miller Brewing Company since 1997. Mr. Colbert served as Senior Vice President-Worldwide Operations from 1995 to 1997; he served as Vice President Operations from 1993 to 1995 and also held other key leadership positions at Miller Brewing from 1979. He is a director of Delphi Corporation and The Manitowoc Company, Inc.

Mr. Colbert is 65 years old and has been a director since July 2003. He is Chair of the Compensation and Organization Committee and a member of the Corporate Governance Committee and the Executive Committee.

Mr. Colbert’s term will expire at the 2007 Annual Meeting.

EILEEN S. KRAUS, retired, served as Chairman, Fleet Bank, Connecticut, a subsidiary of Fleet Boston Financial, from 1995 to 2000. She had been President, Shawmut Bank Connecticut, N.A., and Vice Chairman of Shawmut National Corporation since 1992; Vice Chairman, Connecticut National Bank and Shawmut Bank, N.A. since 1990; and Executive Vice President of those institutions since 1987. She is Chairman of ConnectiCare Holding Company, Inc. and ConnectiCare, Inc., the lead director of Kaman Corporation, a director of Rogers Corporation, and chairman of the advisory board of Iron Bridge Mezzanine Fund.

Mrs. Kraus is 66 years old and has been a director since October 1993. She is Chair of the Corporate Governance Committee and a member of the Audit Committee and the Executive Committee.

Mrs. Kraus’ term will expire at the 2006 Annual Meeting.

JOHN F. LUNDGREN, Chairman and Chief Executive Officer of The Stanley Works. Mr. Lundgren joined the company March 1, 2004 after having served since 2000 as President – European Consumer Products, of Georgia Pacific Corporation. Formerly, he had held the same position with James River Corporation from 1995-1997 and Fort James Corporation from 1997-2000 until its acquisition by Georgia-Pacific.

Mr. Lundgren is 53 years old and has been a director since March of 2004. He is Chair of the Executive Committee.

Mr. Lundgren’s term will expire at the 2007 Annual Meeting.

Board of Directors

          Meetings. The Board of Directors met six times during 2004. The various board committees met the number of times shown in parentheses: Executive (0), Audit (6), Corporate Governance (5), Finance and Pension (3), and Compensation and Organization (8). The members of the board serve on the committees described in their biographical material on pages 2-4. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which such director served. Although the company has no formal policy regarding attendance by members of the Board of Directors at the company’s Annual Meetings, all members of the Board of Directors attended the 2004 Annual Meeting. The Board of Directors has adopted Director Independence Standards which are available free of charge on the “Corporate Governance” section of the company’s website at www.stanleyworks.com and a copy of which are attached as Exhibit A hereto. The Board of Directors has made the determination that all of its directors except the Chairman, Mr. Lundgren, are independent according to the Board’s Independence Standards, the applicable rules of the Securities and Exchange Commission and as independence is defined in Sections 303A and 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards. It is the policy of the Board of Directors that every member of the Audit, Corporate Governance and Compensation and Organization Committees should be an independent director. The charters of each of these committees and the Board of Directors Governance Guidelines are available free of charge on the “Corporate Governance” section of the company’s website at www.stanleyworks.com or upon written request to The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations. Changes to any charter, the Board’s Independence Standards or the Corporate Governance Guidelines will be reflected on the company’s website.

          Executive Committee. The Executive Committee exercises all the powers of the Board of Directors during intervals between meetings of the board; however, the Executive Committee does not have the power to declare dividends or to take actions reserved by law to the Board of Directors.

          Audit Committee. The Audit Committee nominates the company’s independent auditing firm, reviews the scope of the audit, and approves in advance audit and non audit services, and reviews with the independent auditors and the internal auditors their activities and recommendations including their recommendations regarding internal controls and critical accounting policies. The Committee meets with the independent auditors, the internal auditors, and management, each of whom has direct and open access to the Committee. The Board of Directors has made the determination that all of the members of the Audit Committee are independent according to the Board’s Independence Standards, the applicable rules of the Securities and Exchange Commission and as independence is defined in Sections 303A and 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards. Directors who are not Committee members may attend any of the Committee’s meetings they wish to attend. The Board of Directors has determined that John G. Breen meets the requirements for being an Audit Committee Financial Expert as that term is defined in Item No. 401(h) of Regulation S-K and that all members are financially literate under the current New York Stock Exchange listing standards. The Audit Committee operates under a charter, which is available free of charge on the “Corporate Governance” section of the company’s website at www.stanleyworks.com and a copy of which is attached as Exhibit B hereto.

          Corporate Governance Committee. The Corporate Governance Committee makes recommendations to the board as to board membership and considers names submitted to it in writing by shareholders. The Committee recommends directors for board committee membership and as committee chairs, and recommends director compensation. The Committee has taken the lead in articulating Stanley’s corporate governance guidelines and establishing a procedure for evaluating board performance. The Committee also approves policy guidelines on charitable contributions. The company’s By-Laws require that any director be a shareholder of the company. While the Committee does not have specific minimum qualifications for potential directors, all director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials. The Board of Directors has made the determination that all of the members of the Corporate Governance Committee are independent according to the Board’s Independence Standards, applicable rules of the Securities and Exchange Commission and as independence is defined in Sections 303A and 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

          Shareholders who wish to submit names to be considered by the Corporate Governance Committee for nomination for election to the Board of Directors should send written notice to the Secretary of the company at its principal executive offices at least 60 days but no more than 90 days prior to the anniversary of the date of the previous year’s annual meeting, which notice should set forth (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of each such person, (iii) the number of shares of capital stock of Stanley that are beneficially owned by each such person and (iv) such other information concerning each such person as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of each such nominee.

          In 2004, a third party search firm was engaged to assist the company in identifying potential nominees for its Board of Directors.

          Compensation and Organization Committee. The Compensation and Organization Committee determines the compensation of the CEO and reviews and makes recommendations to the Board of Directors with respect to the compensation of the other executive officers. The Committee also administers the company’s executive compensation plans. The Board of Directors has made the determination that all of the members of the Compensation and Organization Committee are independent according to the Independence Standards, applicable rules of the Securities and Exchange Commission and as independence is defined in Sections 303A and 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

          Finance and Pension Committee. The Finance and Pension Committee advises in major areas concerning the finances of the company and oversees the company’s administration of its qualified and non-qualified defined contribution and defined benefit retirement plans. The Board of Directors has made the determination that all of the members of the Finance and Pension Committee are independent according to the Board’s Independence Standards, applicable rules of the Securities and Exchange Commission and as independence is defined in Sections 303A and 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

          Compensation. Stanley pays its directors who were not employees of the company or any of its subsidiaries an annual retainer and an additional fee to those non-employee directors who serve as committee chairs. Prior to April 1, 2004, the annual retainer fee paid to such directors was $30,000 and the annual fee for committee chairs was $7,500. On April 1, 2004, the annual retainer fee was increased to $75,000 and the annual fee for committee chairs was increased to $10,000. On that date, and as an offset to the increase in the aforesaid fees, Stanley discontinued its practice of paying directors for attendance at Board and committee meetings. (Prior to April 1, 2004, Stanley paid directors a fee of $1,500 for each Board meeting attended ($750 if attendance was by conference telephone) and a fee of $1,500 for each committee meeting attended ($750 if attendance was by conference telephone)). Non-employee directors may defer any or all of their fees in the form of Stanley Common Stock or as cash accruing interest at the five-year treasury bill rate; a director is required to defer his or her fees, in the form of Stanley Common Stock, so long as he or she owned fewer than 7,500 shares. On April 23, 2004, each non-employee director of the company received 1,500 Restricted Stock Units with dividend equivalent rights.

          Executive Sessions and Communications with the Board. The chairpersons of the committees of the Board of Directors preside over executive (non-management) meetings of the Board on a rotating basis. Shareholders or others wishing to communicate with said chairpersons, the Board generally or any specific member of the Board of Directors may do so by mail, addressed to The Stanley Works, c/o Corporate Secretary, 1000 Stanley Drive, New Britain, Connecticut 06053 or by calling The Stanley Works Ethics Hotline, an independent toll-free service at 1-800-424-2987 (extension 53822).

          Business Conduct Guidelines. The company has adopted a worldwide set of Business Conduct Guidelines applicable to all of its directors, officers and employees and a code of ethics for the CEO and senior financial officers. Copies of these documents are available free of charge on the “Corporate Governance” section of the company’s website at www.stanleyworks.com or otherwise upon request addressed to The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations.

Security Ownership of Certain Beneficial Owners

          No person or group, to the knowledge of the company, owns beneficially more than five percent of the outstanding common shares, except as shown in this table. As of February 28, 2005, Citibank, N.A. owned of record 12.8% of the outstanding common shares as Trustee under the Stanley Account Value (401(k)) Plan for the benefit of the plan participants.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class

Common Stock $2.50 par value	Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Ave. 15th Floor Dallas, TX 75204-2429	7,044,961 shares (4,244,516 sole power to vote or direct the vote) (2,820,445 shared power to vote or direct the vote) (7,044,961 sole power to dispose or direct the disposition)	8.56%

Security Ownership of Directors and Officers

          No director, nominee or executive officer owns more than 1% of the outstanding common shares. As of February 28, 2005, the executive officers and directors as a group owned beneficially approximately 1.3% of the outstanding common shares. The following table sets forth information as of February 28, 2005 with respect to the shareholdings of the directors, nominees, each of the executive officers named in the table on page 11, and all directors, nominees, and executive officers as a group (except with respect to (a) the supplemental account value plan shares shown within footnote 3 below and (b) the shares shown in footnotes 2 and 4 below, the beneficial owner of the shares shown for the most part has sole voting and investment power):

Name	Common Shares Owned		Percent of Class Owned

John G. Breen	15,851	(1)(2)(4)	[*]
Stillman B. Brown	61,000	(1)(4)	[*]
Virgis W. Colbert	6,552	(1)(2)(4)	[*]
John H. Garlock, Jr.	66,023	(1)(3)	[*]
Paul M. Isabella	106,222	(1)	[*]
Emmanuel A. Kampouris	20,500	(1)(4)	[*]
Eileen S. Kraus	39,629	(1)(2)(4)	[*]
James M. Loree	316,174	(1)(3)(4)	[*]
John F. Lundgren	137,500	(1)(4)	[*]
Donald R. McIlnay	128,911	(1)(3)	[*]
Kathryn D. Wriston	30,000	(1)(4)	[*]
Directors and executive officers as a group (15 persons)	1,107,552	(1)(2)(3)(4)	1.3

* Less than 1%

(1)	Includes shares which may be acquired by the exercise of stock options, as follows: Mr. Breen, 6,000; Mr. Brown, 18,500; Mr. Colbert, 2,318; Mr. Garlock, 63,750; Mr. Isabella 91,500 Mr. Kampouris, 6,000; Mrs. Kraus, 18,500; Mr. Loree, 225,000; Mr. Lundgren, 62,500; Mr. McIlnay, 115,000; and Mrs. Wriston, 17,500; and all directors and executive officers as a group, 767,818.

(2)	Includes the share accounts maintained by Stanley for those of its directors who have deferred their director fees, as follows: Mr. Breen, 8,351; Mr. Colbert, 2,734; Mrs. Kraus, 18,371; and all directors as a group, 29,456.

(3)	Includes shares held as of February 28, 2005 under Stanley’s savings plans (account value plan and supplemental account value plan respectively), as follows: Mr. Garlock, 604/1,094; Mr. Loree, 950/2,695; Mr. McIlnay, 2,114/0; and all directors and executive officers as a group, 17,331/8,608.

(4)	Includes the restricted share unit account maintained by Stanley, as follows: Mr. Breen, 1,500; Mr. Brown, 1,500; Mr. Colbert, 1,500; Mr. Kampouris, 1,500; Mrs. Kraus, 1,500; Mr. Loree, 80,000; Mr. Lundgren, 75,000; Mrs. Wriston, 1,500; and all directors and executive officers as a group, 171,866.

Audit Committee Report

          In connection with the January 1, 2005 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61; (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence. Based upon these reviews and in reliance upon these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee John G. Breen (Chair) Stillman B. Brown Eileen S. Kraus

Executive Compensation

          Report of the Compensation and Organization Committee of the Board of Directors

The Compensation and Organization Committee of the Board of Directors (the “Committee”) is composed of three non-employee directors, each of whom qualifies as an independent director under the New York Stock exchange listing standards, a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” under Section 162(m) of the Internal Revenue Code. Section 162(m) denies a deduction for compensation in excess of $1 million paid by a public corporation to its chief executive officer and four other mostly highly compensated executive officers if such compensation does not qualify as performance-based compensation. The Committee’s general intent is that the compensation paid to executive officers meet the requirements for performance-based compensation (including shareholder approval) under Section 162(m) of the Internal Revenue Code, unless the Committee determines that it is in Stanley’s best interest in any particular circumstance to provide compensation that is not tax-deductible.

The Committee approves the performance and award under the Management Incentive Compensation Plan (MICP) for the chief executive officer and the other executive officers. The Committee also approves the salaries for executive officers other than the CEO. The CEO’s salary is determined in accordance with his employment agreement, which provides for a minimum salary of $750,000, subject to an annual increase that may be made in the Committee’s discretion. The Committee also administers the long-term incentive plans and makes awards under those plans, including stock option grants, restricted stock unit grants and performance awards.

     Overview

In addition to providing the benefits under the company’s pension and savings plans generally provided to all salaried employees in the United States and supplemental retirement arrangements, Stanley uses a number of elements in compensating its executives: salary, annual incentives, and long-term incentives, including stock options, restricted share units and performance awards. Stanley also provides the chief executive officer and the other four most highly compensated executives the compensation identified in column (i) of the summary compensation table on page 11. The Committee believes that the manner in which it compensates its executives results in a substantial portion of total compensation being at risk and appropriately relates to the achievement of increased shareholder value through profitable growth.

     Salaries

Stanley regularly participates in surveys of salaries and overall compensation. In 2004, the services of an independent executive compensation consultant were retained to evaluate the compensation levels of the company’s executive officers. In addition, the Committee retained a separate independent executive compensation consultant to assist in the evaluation and negotiation of the employment agreement with Mr. Lundgren. Using 2004 compensation surveys and data published in 2004 proxy statements for the Peer Group reflected in the line graph on page 17, the consultant compared Stanley’s salary and compensation packages with those of other similarly-sized manufacturing companies, including all of those included in the Peer Group. Except for Mr. Lundgren, actual base salary approvals were made on the basis of (a) this survey data, (b) individual performance (as evaluated by the Committee in its discretion), and (c) other factors that the Committee deemed relevant. The Committee determined that the 2004 salaries of our executive officers in the summary compensation table on page 11 are competitive with the market for their respective positions.

     Annual Incentive

In 2004, the Committee used the MICP to compensate executives based on corporate, divisional and individual goals, depending on the participant. MICP awards for corporate participants, including the CEO, were approved by the Committee and based on (a) the achievement of individual goals established through the company’s performance management process and (b) the achievement of corporate goals reflective of the company operating plan. MICP awards for divisional participants were approved by the Committee and based on (a) the achievement of individual goals established through the company’s performance management process and (b) the achievement of divisional goals.

In 2004, the corporate goals established by the Committee under the MICP were based upon earnings per share, sales growth and cash flow targets. Divisional goals established by the Committee were based upon earnings per share, sales growth, working capital and pre-tax income targets. The MICP provided for annual incentive awards to approximately 120 key executives in 2004. In 2004, the company met or exceeded all of its corporate goals and the bonuses of our executive officers as shown in the summary compensation table on page 11 reflect that achievement.

     Long-Term Incentives

In July of 2004, Stanley granted performance awards under the company’s 2001 Long-Term Incentive Plan. Each performance award represents the right of a participant, including our executive officers, to receive Stanley shares if performance goals are achieved over a 2 ½ year measurement period ending on December 30, 2006. One-half of the potential award is contingent on the achievement of an earnings per share target and one-half is contingent on the achievement of a return on capital employed target. In order to receive any shares with respect to a performance measure, a threshold performance must be achieved. See “Long-Term Incentive Plan—Awards in Last Fiscal Year” on page 14. Any shares received in respect of these awards will be subject to transferability restrictions if the recipient has not met Stanley’s minimum ownership guidelines, which are discussed below.

The Committee uses stock options to compensate executives based on market appreciation of Stanley’s shares, creating for executives an identity of interest with the company’s shareholders. In 2004, the Committee made annual stock option grants to its executive officers and certain other key employees and made occasional grants to other key employees. These stock options have an exercise price equal to at least the fair market value of Stanley’s common shares at the time of grant and have a term of ten years. Generally, these awards vest, subject to continued service, in equal installments on each of the first four anniversaries of the date of grant. In 2004, the Committee also approved grants of restricted stock units to certain executives and key employees. The Committee believes that a mixture of stock options, restricted stock units and performance awards provide an appropriate blend of long-term incentives.

      Minimum Stock Ownership Guidelines

The Committee has established guidelines for minimum stock ownership since the Committee believes it is important for executive officers and other senior employees to have a meaningful investment in Stanley. These guidelines provide that over a five-year period stock ownership will reach the following minimum levels, expressed as a multiple of base salary: three times for the chief executive officer; two times for the Executive Vice President and CFO; and one time for the others appearing in the table on page 11, the other executive officers, and all other participants in the company’s long-term incentive plans.

      Factors Considered in Specific Compensation Decisions

The Committee’s decisions with respect to compensation were based primarily upon its assessment of each executive officer’s performance, leadership and potential to enhance shareholder value. These decisions are based on judgment and a continuum of factors and not upon rigid formulas or short-term stock price fluctuations. Key factors in the Committee’s decisions include company performance as well as the executive’s performance, responsibilities, success with respect to specific initiatives and ability to contribute to a culture of integrity and compliance. The Committee also considered the compensation levels of executive officers in our Peer Group and other similar companies most likely to compete with us in attracting such individuals. The Committee believes that it is in the shareholders’ best interest to ensure that the overall compensation level of our executives is competitive with these other companies. The Committee’s specific 2004 compensation decisions for executive officers, including the CEO, were based within this framework and made after reviewing information provided by an executive compensation consultant that identified the compensation levels being extended to similarly positioned executives elsewhere within the Peer Group. In addition, to ensure that the Committee is fully informed when making its compensation decisions in the future, during the fourth quarter of 2004, it requested its independent executive compensation consultant to prepare, on the Committee’s behalf, a tally sheet setting forth the values of all of the compensation and benefits extended to the company’s named executive officers, the accumulated and unrealized gain attributable to stock-denominated incentive awards, and the company’s financial obligations to each of the executives in the event of any of several employment termination scenarios.

     Conclusion

Through the programs described above, a very significant portion of the company’s executive compensation is linked directly to corporate performance and stock price appreciation. In making future compensation decisions, the Committee intends to continue its policy of combining its judgment with the continuum of factors listed above.

Compensation and Organization Committee Virgis W. Colbert (Chair) Emmanuel A. Kampouris Kathryn D. Wriston

          Summary Compensation Table

          This table shows the compensation earned for service in all capacities during the last three fiscal years for Stanley’s chief executive officer and its next four most-highly compensated executive officers.

				LONG-TERM COMPENSATION

				AWARDS		PAYOUTS

(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award (s) ($)	Shares Underlying Options (#)	LTIP Payouts ($)	All Other Compensation($)

John F. Lundgren	2004	625,000	1,500,000	2,931,000	400,000	0	229,168
Chairman	2003
and CEO	2002
James M. Loree	2004	520,833	700,000	0	100,000	0	83,440
Executive Vice President	2003	500,000	775,000	0	100,000	0	83,421
and CFO	2002	404,167	375,000	0	125,000	152,281	31,535
John H. Garlock, Jr.	2004	333,333	288,000	0	20,000	0	54,184
Vice President and	2003	320,000	350,000	0	25,000	0	179,704
President Fastening	2002	295,000	200,000	0	50,000	25,344	23,389
Systems
Paul M. Isabella	2004	333,333	350,000	0	50,000	0	30,199
Senior Vice President,	2003	309,167	355,000	0	50,000	0	28,990
Global Operations	2002	300,000	130,000	0	50,000	10,750	6,584
Donald R. McIlnay	2004	366,250	798,375	0	50,000	0	32,312
Senior Vice President and	2003	340,000	150,000	0	0	0	66,790
President, Tools Group	2002	333,333	120,000	0	25,000	66,417	14,422

Footnote to Column (d) of Summary Compensation Table

Of the amounts listed in the Bonus column for 2003, $400,000, $150,000, and $225,000 reflect amounts earned in 2003 by Messrs. Loree, Garlock and Isabella respectively, under Stanley’s 2003 Second Half Incentive Plan. This plan was designed to compensate these and certain other senior executives for the achievement of certain financial targets during the second half of 2003. It also replaced any and all long-term incentive compensation to be paid to such executives in respect of fiscal year 2003. Payment of the portion of each executive’s bonus attributable to the 2003 Second Half Incentive Plan was subject to his continued employment with Stanley through the payment date in the first quarter of 2005. Of the amount listed in the Bonus column in 2004 for Mr. McIlnay, $450,000 was a one-time bonus payable by the company to Mr. McIlnay for his services with respect to the sale of certain of the company’s businesses.

Footnote to Column (f) of Summary Compensation Table

At the end of the year, Mr. Lundgren’s aggregate restricted share units totaled 75,000 unvested units on which dividend equivalents are paid.

Footnote to Column (i) of Summary Compensation Table

Consists of relocation expenses including gross up for taxes; company contributions to defined contribution plans including contributions to the “cornerstone account” defined contribution plan, and life insurance premiums. Cornerstone account contributions for Messrs. Lundgren, Loree and Isabella will offset pension benefits for those executives described on pages 14-15.

Name	Year	Relocation Expenses	Defined Contribution Plans	Insurance	Column (i) Total

John F. Lundgren	2004	169,129	31,520	28,519	229,168
	2003	0	0	0	0
	2002	0	0	0	0

James M. Loree	2004	0	76,146	7,294	83,440
	2003	0	74,375	9,046	83,421
	2002	0	24,996	6,539	31,535

John H. Garlock, Jr.	2004	0	45,334	8,850	54,184
	2003	127,662	44,200	7,842	179,704
	2002	0	16,450	6,939	23,389

Paul M. Isabella	2004	0	23,167	7,032	30,199
	2003	0	21,958	7,032	28,990
	2002	0	0	6,584	6,584

Donald R. McIlnay	2004	0	32,312	0	32,312
	2003	27,580	29,000	10,210	66,790
	2002	0	5,500	8,922	14,422

      Option Grants in 2004

          Except for a single grant of 250,000 options on March 1, 2004 to John F. Lundgren and a single grant of 20,000 options on January 23, 2004 to Donald R. McIlnay, the stock options granted in 2004 were granted on October 15, 2004; twenty-five percent of the options granted to each individual are exercisable on each of the following four anniversaries of the grant.

	Individual Grants
	Number of	% of Total
	Shares	Options			Potential Realizable Value at Assumed
	Underlying	Granted to			Annual Rates of Stock Price
	Options	Employees	Exercise	Expiration	Appreciation for Option Term
Name	Granted (#)	in Fiscal Year	($/Share)	Date	5%	10%
(a)	(b)	(c)	(d)	(e)	(f)	(g)

J.F. Lundgren	250,000	14.78%	38.985	3/1/2014	6,129,416	15,532,598
	150,000	8.87%	41.425	10/15/2014	3,907,827	9,902,853
J.M. Loree	100,000	5.91%	41.425	10/15/2014	2,605,218	6,601,902
J. H. Garlock, Jr.	20,000	1.18%	41.425	10/15/2014	521,043	1,320,380
P. M. Isabella	50,000	2.96%	41.425	10/15/2014	1,302,609	3,300,951
D. R. McIlnay	20,000	1.18%	39.735	1/23/2014	499,786	1,266,513
	30,000	1.77%	41.425	10/15/2014	781,565	1,980,570
All Shareholders(based on market price on October 15, 2004)	—	—	—	—	$2,140,835,179	$5,425,105,780
Named Executive Officers’ percentage of realizable value gained by all shareholders	—	—	—	—	0.7%	0.7%

          Aggregated Option Exercises in 2004 and 2004 Year-End Option Values

Name (a)	Shares Acquired on Exercise (#) (b)	Value Realized ($) (c)	Number of Shares Underlying Unexercised Options Exercisable/Unexercisable at Fiscal Year-End (#) (d)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable (e)

J.F. Lundgren	0	0	0/400,000	0/3,636,000
J. M. Loree	0	0	225,000/350,000	3,841,555/4,835,750
J.H. Garlock, Jr.	0	0	63,750/96,250	1,667,735/1,459,225
P. M. Isabella	0	0	81,500/172,500	1,387,685/2,378,025
D.R. McIlnay	0	0	115,000/80,000	2,557,675/916,425

          Long-Term Incentive Compensation

The following table sets forth all awards made pursuant to performance-based long-term incentive plans to Stanley’s chief executive and the next four most-highly compensated executive officers during the last fiscal year.

Long-Term Incentive Plan—Awards in Last Fiscal Year

Name	Number of Performance Awards (1)(2)	Performance Period Until Maturation or Payout	Threshold (# Shares)	Target (# Shares)	Maximum (# Shares)

John F. Lundgren	85,635	July 6, 2004 to December 30, 2006	21,408	42,818	85,635
James M. Loree	41,962	July 6, 2004 to December 30, 2006	10,504	20,952	41,962
John H. Garlock, Jr.	19,411	July 6, 2004 to December 30, 2006	4,853	9,705	19,411
Paul M. Isabella	23,978	July 6, 2004 to December 30, 2006	5,994	11,989	23,978
Donald R. McIlnay	25,690	July 6, 2004 to December 30, 2006	6,394	12,845	25,690

(1) Each performance award represents the right to receive the number of Stanley shares shown in the table, subject to the attainment of performance goals and continued employment. An award recipient must generally remain employed until the end of the performance period, but pro-rated awards will be paid if the performance goals are met and the participant’s employment terminates as a result of retirement, death or disability. One-half of the potential award is contingent on the achievement of earnings per share growth and one-half is contingent on the achievement of return on capital employed.

(2) The number in this column represents the maximum number of shares that may be issued under the award. The actual number of shares issued is determined by dividing the aggregate annual base salary each executive will earn over the 2.5 year performance period (based on his 2004 annual base salary) by $43.79 (the closing price of Stanley’s stock on July 6, 2004) and multiplying this number by the applicable performance factor: 25-50% in the case of threshold performance, 50-100% in the case of target performance and 100-200% on the case of maximum performance. No shares will be issued in respect of a performance goal unless threshold performance is achieved for that goal and the number of shares to be issued will be pro-rated in the event performance falls between threshold and target or target and maximum performance.

          Retirement Benefits

          The following table shows the approximate annual pension provided to a number of executives including Messrs. Loree and Isabella (who, for this purpose, each have 5 years of credited service) under Stanley’s executive retirement program. This pension includes the “cornerstone account” defined contribution plan account balance, which balance is also reported in the summary compensation table on page 11, and any benefits the employee may be entitled to receive under Social Security. Average Annual compensation takes into account salary and bonus, which are the amounts shown in columns (c) and (d) of the summary compensation table on page 11. The aggregate annual pension is based on an unreduced annual benefit payable at age 60. Pensions are payable monthly for life or in a lump sum.

	Approximate Annual Pension Upon Retirement at Age 60

Average Annual Compensation for the Highest 36 Consecutive Months	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service	35 Years of Service

$400,000	$140,000	$180,000	$200,000	$200,000	$200,000
800,000	280,000	360,000	400,000	400,000	400,000
1,200,000	420,000	540,000	600,000	600,000	600,000
1,600,000	560,000	720,000	800,000	800,000	800,000
2,000,000	700,000	900,000	1,000,000	1,000,000	1,000,000
2,400,000	840,000	1,080,000	1,200,000	1,200,000	1,200,000
2,800,000	980,000	1,260,000	1,400,000	1,400,000	1,400,000
3,200,000	1,120,000	1,440,000	1,600,000	1,600,000	1,600,000

          CEO Make-Whole Retirement Arrangement

          In connection with Mr. Lundgren’s hiring in 2004, Stanley agreed to keep Mr. Lundgren whole in respect of the supplemental retirement benefit he would have reasonably expected to have received from his prior employer had he continued his employment with his prior employer and had his compensation increased at the rate of 5% per year. The prior employer’s supplemental retirement benefit provides for a normal retirement benefit, payable annually for life, equal to 50% of the greater of the average of the highest cash compensation paid in the four consecutive years during the last ten years of employment or the average of the last four years of cash compensation (“Average Compensation”). For purposes of calculating the benefits he would have received from the prior employer, it was assumed that Mr. Lundgren’s 2003 Average Compensation of $1,037,192 with his prior employer would have increased at the rate of 5% per year.

          The supplemental retirement benefit payable by Stanley to make Mr. Lundgren whole will be determined based on Mr. Lundgren’s Average Compensation upon retirement (i.e., $1,037,192 assuming a compound 5% annual increase), but will be reduced by 4% per year for each year by which Mr. Lundgren elects to receive the benefit prior to age 62. This amount will also be offset by any retirement benefits that Mr. Lundgren receives from his prior employer and by any retirement benefits that Mr. Lundgren accrues under Stanley plans that do not represent his elective contributions (e.g., 401(k) plan contributions). For purposes of applying these offsets, accrued retirement benefits will be treated as payable at the earliest date of eligibility and in the form of a single life annuity. At age 62, Mr. Lundgren will first be eligible to receive a single life annuity of approximately $124,000 from his prior employer. Based on the foregoing, if Mr. Lundgren retires from Stanley at age 65, he will be entitled to an aggregate annual retirement benefit from Stanley (inclusive of other retirement benefits provided by Stanley that do not represent his elective contributions) of $910,000, less $124,000 payable from his prior employer.

          In accordance with the provisions of the letter offering Mr. Garlock employment, in the event Mr. Garlock’s employment with Stanley continues until he reaches age 62, Stanley will, if necessary, increase his retirement benefit such that he will receive a total lump sum benefit including benefits under the company’s defined contribution plan, of not less than $2,900,000 upon his retirement.

          Supplemental Retirement Plan

          Stanley’s “qualified” retirement plans are subject to certain limitations on benefits under the Internal Revenue Code. Stanley’s supplemental retirement plan for certain salaried employees is designed to restore these benefits on a non-qualified basis.

          Executive Officer Agreements

          In February of 2004, Stanley entered into an employment agreement with Mr. Lundgren pursuant to which Mr. Lundgren agreed to serve as Stanley’s Chairman and Chief Executive Officer. While employed by Stanley, Mr. Lundgren will receive an annual base salary of at least $750,000, subject to review for increase annually. Mr. Lundgren is entitled to participate in the MICP with an annual target bonus opportunity equal to 100% of his annual base salary and with a maximum potential award equal to 200% of his annual base salary. Mr. Lundgren will be entitled to participate in all employee benefit plans as are generally made available to Stanley’s senior officers and Stanley agreed to reimburse Mr. Lundgren for relocation costs not covered under Stanley’s relocation program to a maximum of $200,000 and reimburse him for up to twelve months of temporary living accommodations in the New Britain, Connecticut area. Pursuant to the employment agreement, Mr. Lundgren received an initial stock option grant to purchase 250,000 shares of common stock. Twenty-five percent of the shares underlying the initial stock option grant vested on March 1, 2005 and a further 25% will vest on March 1st of 2006, 2007 and 2008, in each case subject to Mr. Lundgren’s continued employment. In addition, to replace stock appreciation rights and performance shares provided to Mr. Lundgren by his prior employer that would be forfeited as a result of his leaving said employer to take a position with Stanley, Mr. Lundgren was also granted 75,000 restricted stock units. Subject to Mr. Lundgren’s continued employment, 50% of the restricted stock units will vest and be distributed to him on March 1st of 2006 and 2007.

          If Mr. Lundgren’s employment is terminated by Stanley without cause or if Mr. Lundgren terminates his employment as a result of a constructive termination of employment, the employment agreement provides that (i) any of the unvested initial stock options and restricted stock units will vest and, in the case of the restricted stock units, be distributed to Mr. Lundgren; (ii) Mr. Lundgren will receive a monthly payment for each of the first twenty-four months following his termination of employment equal to one-twelfth of the sum of his annual base salary and target annual bonus opportunity; (iii) Mr. Lundgren and his eligible dependents will receive up to twenty-four months of continued health and welfare benefits coverage; (iv) Mr. Lundgren will receive a pro-rata target annual bonus in respect of the year in which the termination of employment occurs; and (v) Mr. Lundgren will be subject to a twenty-four month non-competition and nonsolicitation covenant. As a condition to receiving the payments described above, other than the vesting of equity awards, Mr. Lundgren is required to execute a general release of claims. In addition, upon termination of employment Stanley will provide Mr. Lundgren with access to retiree medical coverage, at his cost, on the same terms and conditions as are generally made available to other Stanley retirees, provided, however, Stanley is not required to provide such access if Mr. Lundgren’s employment is terminated for cause or if Mr. Lundgren terminates his employment prior to March 1, 2006 other than pursuant to a constructive termination. For a discussion of the retirement provisions of the employment agreement, see “CEO Make-Whole Retirement Arrangement,” discussed above.

          Each of the company’s other executive officers named in the summary compensation table on page 11 entered into a change of control severance agreement with the company on May 9, 2003. These agreements continue in effect for two years; provided, however, that on the first anniversary of the date above (and each anniversary thereafter) the term of each agreement will be extended for an additional year unless 90 days’ advance notice is given not to extend the term. In addition, if a change in control (as defined in the agreement) occurs during the term, the term of each such agreement will not expire earlier than two years from the date of the change of control. In order to receive benefits under these agreements, an executive officer must incur a qualifying termination of employment during the term of the agreement. A qualifying termination of employment will occur if the executive officer’s employment is actually or constructively terminated (i) within two years following a change in control, (ii) in contemplation of a change in control or (iii) prior to a change in control at the direction of an entity or person who has entered into an agreement which if consummated would constitute a change in control.

          If an executive officer incurs a qualifying termination, he will be entitled to, among other things, (i) a payment equal to 3 times (for Messrs. Lundgren and Loree) or 2.5 times his annual base salary; (ii) a cash payment equal to 3 times (for Messrs. Lundgren and Loree) or 2.5 times his average annual bonus over the 3 years prior to termination; (iii) continuation of certain benefits and perquisites for 3 years (for Messrs. Lundgren and Loree) or 2.5 years (or, if shorter, until similar benefits are provided by the executive officer’s new employer); and (iv) a payment reflecting the actuarial value of an additional 3 years (for Messrs. Lundgren and Loree) or 2.5 years of service credit for retirement pension accrual purposes under any defined benefit or contribution pension plans maintained by the company. The executive officers will also be entitled to receive additional payments to the extent necessary to compensate them for any excise taxes payable by them under the federal laws applicable to excess parachute payments.

Comparison of 5 Years’ Cumulative Total Return Among The Stanley Works, S&P 500 Index and Peer Group

     Set forth below is a line graph comparing the yearly percentage change in the company’s cumulative total shareholder return for the last five years to that of the Standard & Poor’s 500 Stock Index (an index made up of 500 companies including The Stanley Works) and the 2003 and 2004 Peer Groups. The Peer Group is a group of 11 companies, including Stanley, that serve the same markets Stanley serves and many of which compete with one or more product lines of Stanley. Total return assumes reinvestment of dividends.

The points in the above table are as follows:

	End 1999	End 2000	End 2001	End 2002	End 2003	End 2004
The Stanley Works	$100.00	$113.41	$173.44	$132.09	$149.95	$198.89
S&P 500	100.00	89.86	78.14	59.88	75.68	82.49
Peer Group 2004	100.00	103.98	110.51	113.18	147.57	185.37
Peer Group 2003	100.00	99.81	106.03	107.89	139.74	185.88

Assumes $100 invested on December 31, 1999 in Stanley’s common stock, S&P 500 Index and the Peer Group. The Peer Group consists of the following 11 companies: American Standard Companies Inc., The Black & Decker Corporation, Cooper Industries, Inc., Danaher Corporation, Illinois Tool Works Inc., Ingersoll-Rand Company, Masco Corporation, Newell Rubbermaid Inc., Snap-On Incorporated, The Sherwin-Williams Company and The Stanley Works. In the past year, Stanley removed Pentair, Inc. from the Peer Group after that company sold a part of its business that served markets similar to Stanley’s. In turn, Stanley added American Standard Companies Inc. to the Peer Group as that company serves markets similar to Stanley’s and had a 2004 performance that was similar to that of Pentair, Inc.

ITEM 2—APPROVAL OF INDEPENDENT AUDITORS

Independent Auditors

     The second item of business to be considered is the approval of independent auditors for the 2005 fiscal year. Subject to the action of the shareholders at the Annual Meeting, the Board of Directors, on recommendation of the Audit Committee, has appointed Ernst & Young LLP, certified public accountants (Ernst & Young), as the independent auditors to audit the financial statements of the company for the current fiscal year. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other auditors for the subsequent year. Because it is difficult and not cost effective to make any change in independent auditors so far into the year, the appointment of Ernst & Young would probably be continued for 2005, unless the Audit Committee or the Board of Directors finds additional good reason for making an immediate change. Ernst & Young and predecessor firms have been the company’s auditors for the last 61 years. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The Board of Directors unanimously recommends a vote FOR approving Ernst & Young LLP as independent auditors for the year 2005.

Fees of Independent Auditors

     General. In addition to retaining Ernst & Young to audit the company’s consolidated financial statements for 2004, the company retained Ernst & Young and other accounting and consulting firms to provide advisory, auditing and consulting services in 2004. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members. Ernst & Young and management are required to periodically report to the full Audit Committee regarding the extent of services provided by Ernst & Young in accordance with the Committee’s policies. Less than 1% of the fees paid to Ernst & Young under the categories “audit-related,” “tax services,” and “other services” were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Securities and Exchange Commission. All other such services were pre-approved by the Audit Committee. The aggregate fees billed to the company by Ernst & Young for professional services in 2003 and 2004 were as follows:

     Audit Fees. The aggregate fees billed by Ernst & Young to the company for professional services rendered for the audit of the company’s annual financial statements, reviews of the financial statements included in the company’s Forms 10-Q and services rendered in connection with statutory audits for 2003 and 2004 were $1,527,000 and $4,882,000 respectively. In the company’s proxy statement for the 2004 annual meeting, $732,000 of such fees relating to services rendered for statutory audits were classified as audit related fees.

     Audit Related Fees. The aggregate fees billed by Ernst & Young to the company in 2003 and 2004 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit of the company’s annual financial statements were $1,223,000 and $2,397,000 respectively. Audit related services generally include fees for audits of companies acquired and sold, pension audits, accounting related consultations and filings with the Securities and Exchange Commission.

     Tax Fees. The aggregate fees billed by Ernst & Young to the company in 2003 and 2004 for professional services rendered for tax compliance, tax advice and tax planning were $2,935,000 and $2,066,000 respectively. Tax services include domestic and foreign tax compliance and consulting.

     All Other Fees. There were no fees billed by Ernst & Young to the company for services rendered by Ernst & Young, other than for audit services, audit related services and tax services in either 2003 or 2004.

ITEM 3 — SHAREHOLDER PROPOSALS

FIRST SHAREHOLDER PROPOSAL

     The following proposal was submitted by a shareholder of the company. The company is not responsible for the contents of the proposal. Share holdings of the proposing shareholder, as well as its name and address, will be supplied promptly upon oral or written request.

     RESOLVED, that the shareholders of The Stanley Works urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors of the company and to require that all directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement of Proposing Shareholder

     We believe the election of directors is the most powerful way Stanley Works’ shareholders influence the strategic direction of our company. Currently the Board is divided into three classes of three members each. Each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the directors each year.

     The staggered term structure of Stanley Works Board is not in the best interests of shareholders because it reduces accountability and is an unnecessary anti-takeover device. Shareholders should have the opportunity to vote on the performance of the entire Board of Directors each year. We feel that such annual accountability serves to keep directors closely focused on the performance of top executives and on increasing shareholder value. Annual election of all directors give shareholders the power to either completely replace their board, or replace a majority of directors, if a situation arises which warrants such drastic action.

     We do not believe destaggering the Board of Stanley Works will be destabilizing to our company or impact the continuity of director service. Our directors, like the directors of the overwhelming majority of other public companies, are routinely elected with over 95% shareholder approval.

     There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are “significantly less likely to exhibit outstanding long-term performance relative to their industry peers.”

     A growing number of shareholders agree with our concerns. According to the Investor Responsibility Research Center (IRRC), in 2003, a majority of shareholders supported shareholder proposals asking their boards to repeal classified board structures at 36 companies. In 2004 a majority of shareholders at 34 companies supported similar resolutions.

     At our company 60.8% of the shareholders supported this resolution at the 2003 annual meeting, and 74% in 2004. The Board of Directors of The Stanley Works has not taken any action in response to this majority vote.

     A growing number of company boards of directors are joining this consensus, and are taking action to elect all members of their board annually. Avon Products, Raytheon, Great Lakes Chemical, Dell Computer Corporation, Reebok, Pfizer, and SBC, among others have taken board action to declassify their boards.

     We believe that adoption of this proposal will be beneficial to the company and its shareholders.

Statement of Board of Directors Recommending A Vote Against This Shareholder Proposal

     The Board of Directors has given careful consideration to the shareholder proposal requiring that all members of the Board be elected annually. The Board takes the views of its shareholders seriously and recognizes that a significant number of shares that were voted supported a similar proposal presented at the annual meetings in 2003 and 2004. As a result, in connection with the Board’s consideration of this year’s proposal, management consulted outside counsel, the company’s investment bankers and its proxy solicitors. The Board has determined after careful review that this proposal is not in the best interest of Stanley or our shareholders, and unanimously recommends that you vote against it.

     Classified boards of directors are very common among large public corporations. According to the 2004 report by the Investor Responsibility Research Center, 60% of the companies in the S&P 500, 66% of the companies in the S&P MidCap 400, and 62% of the companies in the S&P SmallCap 600 have classified boards. These percentages have not changed significantly in recent years. Of the companies in Stanley’s peer group, American Standard Companies Inc., The Black and Decker Corporation, Cooper Industries, Inc., Danaher Corporation, Illinois Tool Works, Ingersoll-Rand Company, Masco Corporation, Newell Rubbermaid Inc., Snap-On Incorporated and The Sherwin-Williams Company, 90% have classified boards of directors.

     Stanley currently has three classes of directors with members serving three-year terms. The directors are grouped into three classes approximately equal in number and serve staggered three-year terms. Thus, each year approximately one-third of the Board is up for election. This method of electing directors was adopted in 1983 by the affirmative vote of more than 75% of the outstanding shares of the company.

     The Board believes that the classified board has served the company and its shareholders very well over the last twenty-one years and continues to be in the best interests of the shareholders. It provides continuity and stability of leadership to ensure that the majority of directors will always have prior experience as directors of Stanley. The Board believes that a classified board is best suited to maximize both short and long-term shareholder value. For instance, continuity on the Board is critical to developing, refining and executing our long-term strategic goals. The Board also believes that continuity provides directors with a historical perspective of Stanley’s business and products and enhances its ability to make fundamental decisions that are best for Stanley — decisions on strategic transactions, significant capital commitments and careful deployment of financial and other resources.

     It is also the Board’s opinion that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors. It permits them to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the board each year. The freedom to focus on the long-term interests of the company instead of on the renomination process leads to greater independence and better governance.

     In the Board’s estimation, these beliefs are supported by Stanley’s consistent strong performance over both the short-term and the long-term. Several of Stanley’s directors have served for at least one three-year term and, over that time, have gained experience with the company’s businesses and products and helped to shape and develop its long-term strategic plan. Over the past five fiscal years, for example, Stanley’s net income has grown at an average rate of 20% annually, its stock price has grown over 60% and its per share quarterly dividends have increased greater than 20%. Over the past ten fiscal years, net income has grown at an average rate of 11% annually, stock price has grown over 200% and quarterly dividends have increased greater than 50%. The Board believes that its collective experience, familiarity with the company’s business and products has contributed substantially to this performance.

     The Board believes that the classified board structure also enhances the Board’s ability to negotiate the best results for the shareholders in a takeover situation. Absent a classified board, a potential acquirer could gain control of Stanley by replacing a majority of the Board (if not the entire Board) with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast, and without paying any premium to Stanley’s shareholders. With a classified board of directors, potential acquirers are forced to negotiate with the Board since at least two annual meetings would be required to effect a change in control of the Board. Therefore, this structure gives the Board the time and leverage necessary to negotiate on behalf of shareholders, to evaluate the adequacy and fairness of any takeover proposal and to consider alternative methods of maximizing shareholder value. We believe this negotiating ability is very important to ensure that shareholder value is maximized in the short term.

     The proponent of the proposal cites a 1991 study by Lilli Gordon and John Pound to support the assertion that classified boards have an adverse impact on shareholder value. Shareholders should be aware that the testing period for the data included in the study ended in 1989, over fifteen years ago. Shareholders should also be aware that other commentators, including Joseph A. Grundfest, in a Stanford Law Review article entitled “Just Vote No,” Lawrence A. Mitchell, in a Vanderbilt Law Review article entitled “A Critical Look at Corporate Governance” and Bernard S. Black, in a UCLA Law Review article entitled “The Value of Institutional Investor Monitoring,” have noted that the study does not establish a causal relationship between governance structures, including classified boards, and company performance. Accordingly, the Board believes that shareholders should not rely on the study in determining how to vote on the proposal.

     The Board of Directors does not believe that the benefits of the current classified board are achieved at the cost of a failure of accountability to shareholders. All directors are required by law to uphold their fiduciary responsibility to the company’s shareholders regardless of their term of office. In addition, the new corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules increase significantly the Board’s responsibilities to shareholders.

     Shareholders should be aware that this item is only a recommendation and would not automatically eliminate the classified board.

     Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

SECOND SHAREHOLDER PROPOSAL

     The following proposal was submitted by a shareholder of the company. The company is not responsible for the contents of the proposal. Share holdings of the proposing shareholder, as well as its name and address, will be supplied promptly upon oral or written request.

     RESOLVED, that the shareholders of The Stanley Works (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

Supporting Statement of Proposing Shareholder

     The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms.

     The Sarbanes-Oxley Act was a strong effort to address various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees, and (4) All Other Fees.

     We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

     Fee disclosures indicate that our company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related” ($1,955,000), “tax” ($2,935,000) and “all other” ($0) work performed by the audit firm than it did for the “audit” work ($795,000) performed by the firm. We believe that when the fees paid to the audit firm for the three categories of non-audit services exceed the fees for performing audit services, the independence necessary to perform the audit is at risk.

     To address this threat to auditor independence, the proposal presents a straightforward and effective response. Our proposal seeks to reduce the overall fees paid to the audit firm for other than audit work. Specifically, the proposal calls for an elimination of fees paid for tax and “all other” services, since those services bear no direct relationship to the performance of the audit. The proposal does not however call for the elimination of “audit-related” services being provided by the audit firm. We believe that limiting the audit firm to providing only audit and audit-related services would address the unhealthy fee imbalance identified above and be another positive step in protecting auditor independence.

     We urge your support for this reasonable measure to advance auditor independence.

Statement of Board of Directors Recommending A Vote Against This Shareholder Proposal

     The Board of Directors recognizes the importance that auditor independence plays in maintaining the integrity of financial statements and protecting the interests of the company’s shareholders. The Board and Audit Committee, which committee is comprised entirely of independent directors, believe that the laws, rules and regulations relating to auditor independence, as well as the Audit Committee’s internal oversight procedures, sufficiently protect the integrity of the auditing process and assure the independence of the company’s outside auditors. In addition, preserving the ability to retain non-audit services from our independent auditor in certain circumstances may lead to valuable benefits for the company.

     The SEC’s rules relating to auditor independence reflect three guiding principles. These principles provide that the company’s relationship with, or the provision of services by, its auditor cannot: (1) result in the auditor auditing his or her own work, (2) result in the auditor performing management functions, or (3) place the auditor in a position of acting as an advocate for the client. The Sarbanes-Oxley Act prohibits the provision of certain non-audit services to an audit client. Specifically, the Sarbanes-Oxley Act prohibits an outside auditor from providing the following non-audit services: bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, investment advisor, or investment banking services; legal services and expert services unrelated to the audit; and any other service the Public Company Accounting Oversight Board determines, by regulation, is impermissible. However, the Sarbanes-Oxley Act does not prohibit an outside auditor from performing most tax services for an audit client. Moreover, the SEC has confirmed its long-standing position that an accounting firm can provide tax services to its audit clients without impairing the firm’s independence (Release 33-8183, January 28, 2003).

     The Sarbanes-Oxley Act further requires that an audit committee, comprised only of independent directors, pre-approve all audit and “permitted non-audit” services provided by the company’s outside auditor, subject to a de minimis exception for permitted non-audit services, thereafter approved by the Audit Committee. The Charter of the Audit Committee is consistent with these legal requirements.

     Rules adopted by the SEC require the company to disclose for the two most recent years, in its annual report and proxy statement, fees paid to the outside auditor for: (1) audit services, (2) audit-related services, (3) tax services, and (4) other services. Additionally, the company must describe, the nature of the services provided under the three non-audit services categories. As disclosed elsewhere in this proxy statement, during the 2003 and 2004 fiscal years, our independent auditor provided a variety of tax services to the company. The fees for tax services related to both domestic and international tax matters, including international tax compliance, domestic and international tax planning related to the tax consequences of the company’s recent acquisitions, divestitures and investments in foreign countries, and various state and federal tax matters, including the recent 2004 American Jobs Creation Act. During each of those years and consistent with the Audit Committee charter, the Audit Committee approved all such non-audit services prior to management engaging the auditor for that purpose. In addition, for the 2003 and 2004 fiscal years, fees for tax services as a percentage of total fees paid to the independent auditor declined from approximately 52% to 22%.

     We believe that prohibiting the outside auditor from providing certain permitted non-audit services would result in inefficiencies and increased costs to the company. Conversely, consulting with the independent auditor in connection with certain non-audit related matters, of which it has knowledge by virtue of its audit work, can produce significant cost and time savings. Accordingly, the company believes that many tax services are more efficiently conducted by the company’s outside auditors because of the significant overlap between tax and audit work.

     The company complies with all applicable laws, rules and regulations relating to auditor independence. The company’s current practices should provide investors with assurance that the company’s outside auditor will remain independent from the company. Prohibiting our Audit Committee from exercising its business judgment and approving the engagement of auditors to perform permitted non-audit services when it is cost and time efficient and otherwise prudent to do so, is unnecessary to achieve the proponent’s stated goal of assuring auditor independence and is not in the best interests of our shareholders.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

VOTING INFORMATION

Only shareholders of record as of February 28, 2005 are entitled to vote

     Stanley has only one class of shares outstanding. Only shareholders of record at the close of business on February 28, 2005, as shown in our records, will be entitled to vote, or to grant proxies to vote, at the annual meeting. On the record date, 85,171,902 shares of common stock, $2.50 par value, were outstanding and entitled to vote. On all matters voted upon at the Annual Meeting and any adjournment or postponement thereof, the holders of the common stock vote together as a single class, with each record holder of common stock entitled to one vote per share.

A majority of the votes entitled to be cast on a matter must be represented for a vote to be taken

     In order to have a quorum, a majority of the votes entitled to be cast on a matter must be represented in person or by proxy at the Annual Meeting. If a quorum is not present, a majority of shares that are represented may postpone the meeting.

Vote required for approval

     As long as holders representing at least a majority of the outstanding shares of Stanley common stock outstanding as of February 28, 2005 are present at the annual meeting in person or by proxy, the proposal to appoint Ernst & Young LLP as independent auditors for the year 2005 and the shareholder proposals will be approved if the number of votes cast in favor of each proposal exceeds the number of votes cast against that proposal. Directors will be elected by a plurality of votes cast at the Annual Meeting, provided that a quorum is present.

Voting your shares registered in your name or held in “street name”

     The Board of Directors of the company is soliciting proxies from the shareholders of the company. This will give you the opportunity to vote at the Annual Meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

     Shareholders of record may vote by any one of the following methods:

(1)	CALL 1-866-207-5347 from the US or Canada (this call is toll free) to vote by telephone anytime up to 2:00 a.m. EST on April 27, 2005 and follow the simple instructions provided in the recorded message.

(2)	GO TO THE WEBSITE: http://www.computershare.com/us/proxy to vote over the Internet anytime up to 2:00 a.m. EST on April 27, 2005 and follow the simple instructions provided on that site.

(3)	COMPLETE, SIGN, DATE AND MAIL your proxy card in the enclosed postage-prepaid envelope. Your proxy card must be received by Computershare Investor Services, LLC, Stanley’s transfer agent, prior to the commencement of the annual meeting at 9:30 a.m., EST, on April 27, 2005, unless you attend the meeting, in which event you may deliver your proxy card, or vote by ballot, at the meeting. If you are voting by telephone or by the Internet, please do not return your proxy card.

     If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

Voting your shares held in the Stanley Account Value (401(k)) Plan

     If you hold shares in the company through Stanley’s Account Value 401(k) Plan (the “401(k) Plan”), you can instruct the trustee (Citibank, N.A.) in a confidential manner, how to vote the shares allocated to you in the 401(k) Plan by one of the following three methods:

(1)	CALL 1-866-207-5348 from the US or Canada (this call is toll free) to vote by telephone anytime up to 2:00 a.m. EST on April 25, 2005 and follow the simple instructions provided in the recorded message.

(2)	GO TO THE WEBSITE: http://www.computershare.com/us/proxy to vote over the Internet anytime up to 2:00 a.m. EST on April 25, 2005 and follow the simple instructions provided on that site.

(3)	MARK, SIGN, DATE AND MAIL your instruction card in the enclosed postage-prepaid envelope. Your instruction card must be received by Computershare Investor Services, LLC, Stanley’s transfer agent, no later than 2:00 a.m. EST on April 25, 2005, to ensure that the trustee of the 401(k) Plan is able to vote the shares allocated to you in accordance with your wishes at the Annual Meeting. If you are voting by telephone or by the Internet, please do not return your instruction card. In addition, since only the trustee of the 401(k) Plan can vote the shares allocated to you, you will not be able to vote your 401(k) shares at the Annual Meeting.

     Please note that the trust agreement governing the 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your allocated shares in the same proportion as it votes the allocated shares for which instructions are received from other participants. The trust agreement also provides that unallocated shares are to be voted by the trustee in the same proportion as it votes allocated shares for which instructions are received from participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions were not provided as well. These voting provisions are subject to applicable law which requires the trustee to act as a fiduciary for 401(k) Plan participants. Therefore, it is possible that the trustee may vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes shares allocated to you in the 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above.

     If a participant in the 401(k) Plan has shares of common stock credited to his or her account and also owns other shares of common stock, he or she should receive separate proxy cards for shares credited to his or her account in the 401(k) Plan and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in the 401(k) Plan.

Changing your vote by revoking your proxy

     If you have shares registered in your own name:

     If you are a registered holder, there are three ways in which you may revoke your proxy and change your vote:

•	First, you may send a written notice to Stanley’s transfer agent, Computershare Investor Services, LLC at 7600 Grant Street, Burr Ridge, IL 60527-7275, stating that you would like to revoke your proxy. This notice must be received prior to commencement of the Annual Meeting at 9:30 a.m. on April 27, 2005.

•	Second, you may complete and submit a new later-dated proxy by any of the three methods described above under “Voting your shares registered in your name or held in ‘street name’.” The latest dated proxy actually received by Stanley in accordance with the instructions for voting set forth in this proxy statement prior to the Annual Meeting will be the one that is counted, and all earlier proxies will be revoked.

•	Third, you may attend the Annual Meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must vote in person at the meeting to revoke your proxy.

     If a broker holds your shares in “street name”:

     If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change or revoke your proxy with respect to those shares.

     If you are a 401(k) Plan holder:

     There are two ways in which you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in the 401(k) Plan:

•	First, you may send a written notice to Stanley’s transfer agent, Computershare Investor Services, LLC at 7600 Grant Street, Burr Ridge, IL 60527-7275, stating that you would like to revoke your instructions to Citibank, N.A., the trustee for the 401(k) Plan. This written notice must be received no later than 2:00 a.m. EST on April 25, 2004 in order to revoke your prior instructions.

•	Second, you may submit new voting instructions under any one of the three methods described above under “Voting your shares held in the Stanley Account Value (401(k)) Plan.” The latest dated instructions actually received by Citibank, N.A., the trustee for the 401(k) Plan, in accordance with the instructions for voting set forth in this proxy statement, will be the ones that are counted, and all earlier instructions will be revoked.

How proxies are counted

     Shares of the common stock represented by proxies received by the company (whether through the return of the enclosed proxy card, telephone or over the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote with respect to any item, your shares will be voted “FOR” the election of all three nominees for the Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as auditors of the company’s financial statements for the year ending December 31, 2005 and “AGAINST” a) the shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually and b) the shareholder proposal regarding provision of non-audit services by independent auditors

     A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Annual Meeting.

     A properly executed proxy marked ABSTAIN will not be voted. However, it may be counted to determine whether there is a quorum present at the Annual Meeting.

     If the shares you own are held in “street name” by a broker or other nominee entity, your broker or other nominee entity, as the record holder of your shares, is required to vote your shares according to your instructions. Under the New York Stock Exchange rules, certain proposals, such as the election of directors and the ratification of the appointment of the company’s independent auditors, are considered “routine” matters and brokers and other nominee entities generally may vote on such matters on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” matters, such as the shareholder proposals set forth in Item 3, brokers and other nominee entities may not vote on such matters unless they have received voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the New York Stock Exchange rules to vote on that particular proposal without receiving voting instructions from the beneficial owner.

     Broker non-votes will not be counted with respect to the matters to be acted upon but will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

     If you hold shares in the company through the Stanley Account Value (401(k)) Plan, please note that the trust agreement governing the 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your allocated shares in the same proportion as it votes the allocated shares for which instructions are received from other participants. The trust agreement also provides that unallocated shares are to be voted by the trustee in the same proportion as it votes allocated shares for which instructions are received from participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions were not provided as well. These voting provisions are subject to applicable law which requires the trustee to act as a fiduciary for 401(k) Plan participants. Therefore, it is possible that the trustee may vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes shares allocated to you in the 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above under the heading “Voting your shares held in the Stanley Account Value (401(k)) Plan.”

Confidential voting

     It is Stanley’s policy that all proxies, ballots and tabulations of shareholders who check the box indicated for confidential voting be kept confidential, except where mandated by law and other limited circumstances.

     For participants in the 401(k) Plan, your instructions to the trustee on how to vote the shares allocated to you under the 401(k) Plan will be kept confidential. You do not need to request confidential treatment in order to maintain the confidentiality of your vote.

Solicitation of Proxies

     Your proxy is solicited on behalf of the Board of Directors. The company will pay all of the expenses of the solicitation. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the company, who will receive no additional compensation therefore. Stanley has retained D.F. King & Co. to aid in the solicitation of proxies; Stanley expects the additional expense of D.F. King’s assistance to be approximately $10,000. Stanley also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Stanley will, upon request, reimburse these institutions for their reasonable expenses in sending proxies and proxy material to beneficial owners. A copy of the Annual Report on Form 10-K filed by the company with the Securities and Exchange Commission for its latest fiscal year is available without charge to shareholders at the company’s website at www.stanleyworks.com or upon written request to The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations.

Shareholder proposals for the 2006 Annual Meeting

     Shareholder proposals, submitted pursuant to Rule 14a-8 of the Exchange Act, intended to be presented at the company’s 2006 Annual Meeting must be received by the Secretary not later than November 23, 2005 for inclusion in the proxy statement and form of proxy relating to such meeting. A shareholder who otherwise intends to present business at the company’s 2006 Annual Meeting must comply with the company’s bylaws, which state, among other things, that to properly bring business before an annual meeting, a shareholder must give notice to the Secretary in proper written form not less than sixty (60) days nor more than ninety (90) days prior to the anniversary of the date on which the immediately preceding Annual Meeting of shareholders was convened. Thus, a notice of a shareholder proposal for the 2006 Annual meeting, submitted other than pursuant to Rule 14a-8, will not be timely if received by the Secretary before January 27, 2006 or after February 26, 2006.

Questions

     If you have questions about this proxy solicitation or voting, please call the company’s proxy solicitor, D.F. King & Co., Inc. at (800) 659-6590 or write to them at 48 Wall Street, New York, New York, 10005, or write to us at Office of the Secretary, 1000 Stanley Drive, New Britain, Connecticut 06053.

For the Board of Directors

BRUCE H. BEATT
Secretary

Directions to the Annual Meeting of Shareholders of The Stanley Works

THE STANLEY CENTER FOR LEARNING AND INNOVATION
1000 Stanley Drive
New Britain, Connecticut 06053

FROM NEW YORK STATE, DANBURY,	FROM MASSACHUSETTS OR BRADLEY
WATERBURY VIA I-84 EAST:	AIRPORT VIA I-91 SOUTH TO I-84 WEST:

Exit #37 (Fienemann Road).	Exit #37 (Fienemann Road).
Right at stop light at end of ramp.	Right at stop light at end of ramp.
Right at first stop light onto Slater Road.	Right at second stop light onto Slater Road.
Approximately 1 mile to entrance for Mountain	Approximately 1 mile to entrance for Mountain
View Corporate Park (Stanley Drive). Right into	View Corporate Park (Stanley Drive). Right into
entrance, follow driveway to The Stanley Works.	entrance, follow driveway to The Stanley Works.

Exhibit A
The Stanley Works
Director Independence Standards

1.	Directors Generally. A Director may only qualify as “independent” if the Company’s Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

2.	Additional Independence Criteria.

a.	In no event will a Director be considered independent if, within the preceding three years:

i.	the Director was employed by the Company (except as interim Chairman or CEO or other executive officer);

ii.	an immediate family member of the Director was employed by the Company as an executive officer;

iii.	the Director or his/her immediate family member was (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor (an “Audit Firm”) and personally worked on the Company’s audit;

iv.	the Director, or an immediate family member of the Director, is or was employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; or

v.	the Director, or an immediate family member of the Director, received during any twelve-month period more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service, and excluding compensation received by a Director for former service as an interim Chairman or CEO, or compensation received by an immediate family member for service as a non-executive employee of the Company.

b.	In no event will a Director be considered independent if:

i.	the Director is a current employee, or the Director’s immediate family member is a current executive officer, of a company (excluding tax-exempt organizations) that, within the preceding three years, made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues (payments and the consolidated gross revenues shall be those reported in the last completed fiscal year),

ii.	the Director or an immediate family member is a current partner of an Audit Firm, or

iii.	the Director is a current employee of an Audit Firm or has an immediate family member who (A) is a current employee of an Audit Firm and (B) participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice.

c.	No director shall serve on more than four boards of other public companies and no management Director shall serve on more than two boards of other public companies.

3.	Audit Committee Members. Audit Committee members may not have any direct or indirect financial relationship or affiliation whatsoever with the Company or any subsidiary other than as Directors or members of the Audit Committee or of other committees. No member of the Audit Committee shall serve on more than three audit committees of other public companies.

A-1

Exhibit B

THE STANLEY WORKS

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including specific disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general and consist of discussing the types of information to be disclosed and the types of presentations to be made.

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed under applicable auditing standards relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review and evaluate the lead partner of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Ensure the rotation of the audit partners as required by law. Consider periodically whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Establish policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

15.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

16.	Review and approve, in advance, the appointment and replacement of the senior internal auditing executive.

17.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.	Discuss with the senior internal auditing executive, management and the independent auditor the internal audit department responsibilities, the annual internal audit plan, budget and staffing of the internal audit function, and any recommended changes in the planned scope of internal audits.

Compliance Oversight Responsibilities

19.	Obtain periodic reports from the Company’s General Counsel with respect to compliance by the Company and its affiliates with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies which raise material issues regarding the Company’s financial statements or accounting policies.

22.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

[ ] Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - Stillman B. Brown	[ ]	[ ]	02 - Emmanuel A. Kampouris	[ ]	[ ]	03 - Kathryn D. Wriston	[ ]	[ ]

B Issues	C Non-Proposal

The Board of Directors recommends a vote FOR proposal 2.

	For	Against	Abstain
2. To approve Ernst & Young LLP as independent auditors for the year 2005.	[ ]	[ ]	[ ]	1. Confidential voting-Mark box at right if you wish this vote to remain confidential.	[ ]

The Board of Directors recommends a vote AGAINST proposal 3.

	For	Against	Abstain
3. To vote on a shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually.	[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST proposal 4.

	For	Against	Abstain
4. To vote on a shareholder proposal regarding provision of non-audit services by independent auditors.	[ ]	[ ]	[ ]

D Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator or guardian, please provide your FULL title. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - The Stanley Works

Proxy for Annual Meeting of Shareholders
April 27, 2005

Solicited on behalf of the Board of Directors

The shareholder(s) of The Stanley Works appoint(s) Stillman B. Brown, Eileen S. Kraus, and John F. Lundgren or any of them, proxies, each with full power of substitution, to vote all shares of common stock of The Stanley Works held of record in the name(s) of the undersigned at the annual meeting of shareholders to be held at The Stanley Center for Learning & Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 on April 27, 2005 at 9:30 a.m., and any adjournments or postponements thereof, with all powers the shareholder(s) would possess if personally present. The shareholder(s) hereby revoke(s) any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4 LISTED ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR REGISTER YOUR VOTE IMMEDIATELY VIA PHONE OR INTERNET.

Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet	To vote by Mail

• Call toll free 1-866-207-5347 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the
recorded message.
	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY • Enter the information requested on your computer screen and follow the simple instructions.	• Mark, sign and date the proxy card. • Return the proxy card in the postage-paid envelope (U.S. postage only) provided.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 2:00 a.m., Eastern Time, on April 27, 2005.
Proxies submitted by mail must be received by 9:30 a.m. Eastern Time, on April 27, 2005.
THANK YOU FOR VOTING

[ ] Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - Stillman B. Brown	[ ]	[ ]	02 - Emmanuel A. Kampouris	[ ]	[ ]	03 - Kathryn D. Wriston	[ ]	[ ]

B Issues

The Board of Directors recommends a vote FOR proposal 2.

	For	Against	Abstain
2. To approve Ernst & Young LLP as independent auditors for the year 2005.	[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST proposal 3.

	For	Against	Abstain
3. To vote on a shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually.	[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST proposal 4.

	For	Against	Abstain
4. To vote on a shareholder proposal regarding provision of non-audit services by independent auditors.	[ ]	[ ]	[ ]

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator or guardian, please provide your FULL title. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - The Stanley Works

Proxy for Annual Meeting of Shareholders
April 27, 2005

Solicited on behalf of the Board of Directors

The shareholder(s) of The Stanley Works appoint(s) Stillman B. Brown, Eileen S. Kraus, and John F. Lundgren or any of them, proxies, each with full power of substitution, to vote all shares of common stock of The Stanley Works held of record in the name(s) of the undersigned at the annual meeting of shareholders to be held at The Stanley Center for Learning & Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 on April 27, 2005 at 9:30 a.m., and any adjournments or postponements thereof, with all powers the shareholder(s) would possess if personally present. The shareholder(s) hereby revoke(s) any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4 LISTED ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR REGISTER YOUR VOTE IMMEDIATELY VIA PHONE OR INTERNET.

[ ] Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card - 401(k)

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
I hereby instruct Citibank, N.A., as trustee of the Stanley Account Value (401(k)) Plan, to vote the shares allocated to my account under that Plan as follows:

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - Stillman B. Brown	[ ]	[ ]	02 - Emmanuel A. Kampouris	[ ]	[ ]	03 - Kathryn D. Wriston	[ ]	[ ]

B Issues

The Board of Directors recommends a vote FOR proposal 2.

	For	Against	Abstain
2. To approve Ernst & Young LLP as independent auditors for the year 2005.	[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST proposal 3.

	For	Against	Abstain
3. To vote on a shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually.	[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST proposal 4.

	For	Against	Abstain
4. To vote on a shareholder proposal regarding provision of non-audit services by independent auditors.	[ ]	[ ]	[ ]

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator or guardian, please provide your FULL title. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - The Stanley Works

Proxy for Annual Meeting of Shareholders
April 27, 2005

Solicited on behalf of the Board of Directors

This constitutes your instruction to Citibank, N.A. as trustee under the Stanley Account Value (401(k)) Plan to vote all shares of common stock of The Stanley Works held in the plan for which you may give voting instructions at the annual meeting of shareholders to be held at The Stanley Center for Learning & Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 on April 27, 2005 at 9:30 a.m. and any adjournments or postponements thereof, as specified on the reverse side hereof. You hereby revoke any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED BY THE TRUSTEE OF THE STANLEY ACCOUNT VALUE (401(k)) PLAN IN PROPORTION TO ALLOCATED SHARES IN SUCH PLAN FOR WHICH INSTRUCTIONS ARE RECEIVED, SUBJECT TO APPLICABLE LAW. SEE “VOTING INFORMATION-VOTING YOUR SHARES HELD IN THE STANLEY ACCOUNT VALUE (401(k)) PLAN” IN THE PROXY STATEMENT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR REGISTER YOUR VOTE IMMEDIATELY VIA PHONE OR INTERNET.

Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet	To vote by Mail

• Call toll free 1-866-207-5348 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the
recorded message.
	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY • Enter the information requested on your computer screen and follow the simple instructions.	• Mark, sign and date the proxy card. • Return the proxy card in the postage-paid envelope (U.S. postage only) provided.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 2:00 a.m., Eastern Time, on April 25, 2005.
Proxies submitted by mail must be received by 2:00a.m. Eastern Time, on April 25, 2005.
THANK YOU FOR VOTING